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                                                                    Exhibit 23.2


                     [LETTERHEAD OF RBC Dain Rauscher Inc.]

STRICTLY PRIVATE AND CONFIDENTIAL

January 27, 2004

Pivotal Corporation
300 - 244 West Esplanade
North Vancouver, BC
Canada V7M 3M6

Attention:   Divesh Sisodraker
             Chief Financial Officer

Dear Mr. Sisodraker:

We hereby consent to the inclusion of our fairness opinion letter to the Board of Directors of Pivotal Corporation ("Pivotal") as Exhibit F to the Notice of Extraordinary General Meeting and Management Information Circular of Pivotal filed as Exhibit 99.1 to the Form 8-K dated January 27, 2004 and incorporated by reference into the Registration Statements of Pivotal on Form S-8 (No. 333-42460, 333-39922, 333-93607) and reference thereto in such Management Information Circular in the Notice of Extraordinary General Meeting, in the Management Information Circular under the captions "Summary of Information Circular" and "The Arrangement" and in the Arrangement Agreement attached as Exhibit B to the Management Information Circular. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,


RBC Dain Rauscher Inc.

By:  /s/ John Brew
     ------------------------------
     John Brew
     Managing Director